WORLD CLASS PETROLEUM ENGINEER JOINS SENTRY PETROLEUM'S BOARD OF DIRECTORS

Denver, Colorado - (Marketwire - March 4, 2008) - Oil and gas exploration company Sentry Petroleum Ltd. (OTCBB:SPLM) announced today that Dr. Raj Rajeswaran has become a member of the Company's Board of Directors, effective immediately.

Dr. Rajeswaran's remarkable career spans 25 years in the oil and gas industry, including senior positions in such firms as Arco and Mobil. Dr. Rajeswaran is presently special oil and gas advisor to the Bank of Scotland, International Corporate Banking Division for South East Asia and has provided independent oil and gas advisory services to Rothschild and Sons, one of the world's leading independent investment banking organizations. Dr. Rajeswaran brings a host of oil and gas business development expertise and relationships to Sentry Petroleum.

Sentry Petroleum President and Texas native Alan Hart commented on the appointment, "Clearly we are excited by Dr. Rajeswaran's decision to join Sentry's Board of Directors. It is a rare occasion indeed that a professional of Raj's stature becomes available. That he has decided to join Sentry speaks volumes about our expansion strategy in Asia." Hart continued, "Raj has a broad skill set in international oil and gas banking and enjoys an outstanding reputation within the oil and gas industry. Our expectations for Sentry have jumped considerably with Raj's appointment."

Dr. Rajeswaran was awarded a Ph.D. in Petroleum Engineering from Heriot-Watt University in Edinburgh Scotland and a Masters in Business Administration from Hull University in the United Kingdom.

Dr. Rajeswaran commented, "Sentry is assembling a formidable Exploration and Production operation with executives experienced in building profitable companies in Asia. Our mandate is to maximize shareholder value by positioning the company in the world's most prospective basins for large scale oil and gas discovery. I am pleased to be joining the Board of Directors of Sentry Petroleum. We have every expectation that our collective efforts will be met with success."

About Sentry Petroleum
Sentry Petroleum is a junior oil and gas exploration company focused in Asia. The company's mission is to secure large land positions with drill ready prospects in the regions of the world with the most promise for large scale discovery. The Company will continue to leverage its strengths with a vision to become a premier independent oil and gas company.

Contact:
Investor Relations 866.680.7649
info@sentrypetroleum.com
www.sentrypetroleum.com

Forward-Looking Statements:
This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at www.sec.gov and www.sedar.com for further information.